  Exhibit 99.1

External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Contact: Todd Waltz Chief Financial Officer (408) 213-0925 twaltz@aemetis.com

Aemetis Reports 2017 Fourth Quarter and Year-End Results

CUPERTINO, Calif. – March 29, 2018 – Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and twelve months ended December 31, 2017.

“2017 set in place the foundational milestones for significant revenue increases, positive earnings and interest cost reductions for Aemetis,” said Eric McAfee, Chairman and CEO of Aemetis, Inc. “India plant upgrades and the California advanced biofuels project are executing well, along with the marketing in Asia and the Middle East of our $50 million Phase II EB-5 offering.”

Company foundational milestones include:

●
Our India biodiesel plant generated $13.4 million of revenues operating at about 10% of its capacity during a period of uncertainty created by the adoption of the Goods and Services Tax system. In February 2018, the Goods and Services Tax rate applied to biodiesel was reduced and, combined with crude oil price increases to more than $60 per barrel, allows for attractive growth in the domestic India market.

●
A low carbon biodiesel supply agreement was signed with BP Singapore in May 2017, establishing a significant international customer for biodiesel produced by our India plant. In March 2018, the construction of the tanks for the advanced pre-treatment unit at the India biodiesel plant was completed for the supply of product under the BP Singapore agreement.

●
Our California cellulosic ethanol project achieved several major milestones, including signing a 55 year lease on the Riverbank site, securing a 20 year feedstock agreement, obtaining multiple environmental permits, and delivering favorable yield data from operation of a demonstration unit satisfying the key requirements for a $125 million USDA loan guarantee to fund the construction of the 12 million gallon per year Riverbank plant.

Today, Aemetis will host an earnings review call at 11:00 am Pacific time (PT).

Live Participant Dial In (Toll Free): +1-877-407-8035
Live Participant Dial In (International): +1-201-689-8035
Webcast URL: www.investorcalendar.com/event/27138

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended December 31, 2017

Revenues were $38.9 million for the fourth quarter of 2017, compared to $37.4 million for the fourth quarter of 2016. The increase in revenue was primarily attributable to increases in ethanol production volume from 14.6 million gallons during the three months ended 2016 to 16.3 million gallons during the three months ended 2017. Gross margin for the fourth quarter of 2017 was $0.3 million, compared to the gross margin of $3.9 million during the fourth quarter of 2016.

Gross profit for the three months ended December 31, 2017 was $302 thousand, compared to $3.9 million during the same period in 2016. Gross profit decline was attributable to softening prices for ethanol from $1.90 per gallon during the three months ended December 31, 2016 to $1.65 per gallon during the three months ended December 31, 2017 in a market where the cost of corn remained flat.

Selling, general and administrative expenses were $3.5 million during the fourth quarter of 2017, compared to $2.9 million during the fourth quarter of 2016.

Operating loss was $3.4 million for the fourth quarter of 2017, compared to operating income of $0.9 million during the fourth quarter of 2016.

Net loss was $9.0 million for the fourth quarter of 2017, compared to a net loss of $1.4 million for the fourth quarter of 2016.

Cash at the end of the fourth quarter of 2017 was $0.4 million, compared to $1.5 million at the end of the fourth quarter of 2016.

Financial Results for the Twelve Months Ended December 31, 2017

Revenues increased to $150.2 million for the twelve months ended December 31, 2017, compared to $143.2 million for the same period in 2016. The increase in revenue was primarily attributable to increases in the production of ethanol and wet distillers grains.

Gross profit for the twelve months ended December 31, 2017 was $3.4 million, compared to $11.6 million during the same period in 2016. Gross profit decline was attributable to an increase in the cost of corn coupled with softening in the pricing of wet distillers gains for the year ended December 31, 2017 compared to 2016.

Selling, general and administrative expenses were $13.2 million during the twelve months ended December 31, 2017, compared to $12.0 million during the same period in 2016. The increase in selling, general and administrative expenses was primarily attributable to an $0.8 million increase in salary and stock compensation, and $0.5 million of increased marketing commissions and professional fees compared to the same period of the prior year.

Operating loss was $12.2 million for the twelve months ended December 31, 2017, compared to an operating loss of $0.8 million for the same period in 2016.

Net loss attributable to Aemetis was $31.8 million for the twelve months ended December 31, 2017 compared to a net loss of $15.6 million during the same period in 2016.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon-per-year ethanol production facility in the California Central Valley near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, expectations for growth in India and development of our cellulosic ethanol business in North America.  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “view,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.
 (Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$38,884	$37,396	$150,157	$143,158
Cost of goods sold	38,582	33,493	146,782	131,559
Gross profit	302	3,903	3,375	11,599

Research and development expenses	295	79	2,367	369
Selling, general and administrative expenses	3,452	2,888	13,191	12,011
Operating income/(loss)	3,445	936	(12,183)	(781)

Interest rate expense	4,033	2,814	13,906	11,493
Amortization expense	1,286	1,454	5,398	5,723
Loss/(gain) on debt extinguishment	-	(2,033)	-	(2,033)
Loss on impairment of goodwill and intangibles Other expense/(income)	-275	-146	-277	-(334)
Income/(loss) before income taxes	(9,039)	(1,445)	(31,764)	(15,630)

Income tax expense	-	-	(6)	(6)

Net income/(loss)	$(9,039)	$(1,445)	$(31,770)	$(15,636)
Non controlling interest	(762)		(1,469)
Net loss attributable to Aemetis	$(8,277)	$(1,445)	$(30,301)	$(15,636)

Net Income/(loss) per common share
Basic	$(0.41)	$(0.07)	$(1.53)	$(0.79)
Diluted	$(0.41)	$(0.07)	$(1.53)	$(0.79)

Weighted average shares outstanding
Basic	19,759	19,858	19,833	19,771
Diluted	19,759	19,858	19,833	19,771

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	Year ended December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$428	$1,486
Accounts receivable	2,219	1,557
Inventories	5,737	3,241
Prepaid and Other Assets	3,078	761
Total current assets	11,462	7,045

Property, plant and equipment, net	78,837	66,370
Other assets	4,032	4,395
Total assets	$94,331	$77,810

Liabilities and stockholders' deficit
Current Liabilities:
Accounts payable	$10,457	$7,842
Current portion of long term debt	2,039	2,027
Short term borrowings	13,586	9,382
Mandatorily redeemable Series B convertible preferred stock	2,946	2,844
Accrued property taxes and other liabilities	6,988	5,121
Total current liabilities	36,016	27,216

Total long term liabilities	138,176	100,407

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	20	20
Additional paid-in capital	84,679	83,441
Accumulated deficit	(160,188)	(129,887)
Accumulated other comprehensive loss	(2,904)	(3,388)
Total stockholders' deficit	(78,392)	(49,813)

Total liabilities and stockholders' deficit	$94,331	$77,810

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME / (LOSS)
(In thousands)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Net income/(loss)	$(9,039)	$(1,445)	$(31,770)	$(15,636)
Adjustments:
Interest expense	4,033	2,814	13,906	11,493
Amortization expense	1,286	1,454	5,398	5,723
Loss on debt extinguishment	-	(2,033)	-	(2,033)
Income tax expense	-	-	6	6
Intangibles and other amortization expense	94	31	392	126
Depreciation expense	1,151	1,147	4,622	4,670
Share-based-compensation	419	174	1,219	747
Total adjustments	6,869	3,587	25,425	20,732
Adjusted EBITDA	$(2,170)	$2,142	$(6,345)	$5,096

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Ethanol
Gallons Sold (in millions)	16.3	14.6	60.8	55.6
Average Sales Price/Gallon	$1.65	$1.90	$1.75	$1.78
WDG
Tons Sold (in thousands)	107	95	407	372
Average Sales Price/Ton	$70	$65	$65	$71
Delivered Cost of Corn
Bushels ground (in millions)	5.7	5.1	21.5	19.5
Average delivered cost / bushel	$4.58	$4.59	$4.73	$4.58
Biodiesel
Metric tons sold (in thousands)	3.7	2.1	12.2	16.1
Average Sales Price/Metric ton	$800	$778	$851	$739
Refined Glycerin
Metric tons sold (in thousands)	0.7	1.8	3.8	4.4
Average Sales Price/Metric ton	$997	$567	$810	$582